State of Delaware
Secretary of State
Division of Corporations
Delivered 05:02 PM 12/09/2016
FILED 05:02 PM 12/09/2016
SR 20167006061 - File Number 6244776

CERTIFICATE OF INCORPORATION
OF

Tool Floor Inc.

FIRST: The name of the corporation is: Tool Floor Inc.

SECOND: The address of the registered office of the corporation in the State of Delaware is located at:
108 West 13th Street, Wilmington, Delaware 19801
Located in the County of New Castle
The name of the registered agent at that address is:
Business Filings Incorporated

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is 130,000,000 of which 90,000,000 will be Class A Common Stock with $0.01 par value per share, 10,000,000 will be Class B Common Stock with $0.01 par value per share and 30,000,000 will be Preferred Stock with a $1.00 par value per share. Class B Common Stock will have a 10 to 1 voting right over Class A Common Stock and Preferred Stock.

FIFTH: No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

SIXTH: The name and address of the incorporator is Business Filings Incorporated, 8020 Excelsior Dr., Suite 200, Madison, WI 53717.

SEVENTH: The name and address of the director of the corporation is:

Rodney Mikesell, 1727 Wildberry F, Glenview, Illinois 60025

I, the undersigned, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file, and record this Certificate of Incorporation and do certify that the facts herein are true.

[signature]

Business Filings Incorporated, Incorporator
Mark Williams, A.V.P.

Dated: December 5, 2016

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "TOOL FLOOR INC.", FILED IN THIS OFFICE ON THE NINTH DAY OF DECEMBER, A.D. 2016, AT 5:02 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

6244776 8100
SR# 20167006061

Authentication: 203500395
Date: 12-13-16

You may verify this certificate online at corp.delaware.gov/authver.shtml